Exhibit 99.1

Captaris, Inc. Announces Preliminary Second Quarter Financial Results

          BELLEVUE, Wash., July 25 /PRNewswire-FirstCall/ -- Captaris, Inc. (Nasdaq: CAPA), a leading provider of Business Information Delivery solutions, today announced preliminary, unaudited financial results for its second quarter ended June 30, 2005 and provided updated full year revenue and earnings guidance.

           The Company expects revenue for the second quarter of 2005 to be in the range of $20.9 million to $21.2 million, and a net loss per share in the range of $0.05 to $0.07, both of which are below the Company’s initial expectations. The Company believes the revenue shortfall is primarily attributable to lower sales by several key RightFax resellers. Revenue in the second quarter from new Business Information Delivery products met the Company’s expectations in the quarter.

           As a result of lower than expected revenue in the first and second quarters of 2005, the Company today updated its full year 2005 guidance.  The Company now expects revenue for 2005 in the range of $86 million to $90 million which is below the Company’s previous estimate of $91 million to $96 million.  In addition, for 2005, the Company now expects to report a net loss per share in the range of $0.08 to $0.13 per diluted share, assuming an approximate effective tax rate of 35%, which includes approximately $3.7 million of amortization of purchased intangibles and is based on weighted average shares of 29.2 million.

           On its February 9, 2005 earnings conference call, the Company projected that it would report net income per share for the year in the range of $0.02 to $0.09, which assumed an approximate effective tax rate of 38%, included approximately $3.7 million of amortization of purchased intangibles, and was based on weighted average shares of 31.0 million.  The Company’s earnings guidance does not take into account the impact on the results of operations of future exchange rate fluctuations or stock based compensation charges or benefits, neither of which can be predicted but could have a material impact on the Company’s reported financial results in a particular quarter or year.

           All statements relating to the Company’s second quarter financial performance contained in this release are preliminary and unaudited and may change based on the completion by the Company’s management and independent auditors of customary quarterly closing and review procedures. The Company plans to report full financial results for the second quarter of 2005 on Wednesday, August 3, 2005, after the market closes.  The Company undertakes no obligation to report preliminary financial results in the future.

           Web Cast Information
           The Company will discuss its second quarter results and outlook on its earnings conference call scheduled for Wednesday, August 3, 2005 at 1:45 pm PT/ 4:45 pm ET. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. The conference call dial-in number is 800-240-6709 and no access code is required. The Company will also provide a replay of the conference call at 800-405-2236, confirmation number 11035768# until Wednesday, August 10, 2005 at 11:59 pm PT.

           About Captaris, Inc.
           Captaris Business Information Delivery solutions help organizations of all sizes automate the information and document flow throughout the information lifecycle (capture, process, deliver, manage and archive). With a comprehensive suite of software and services, Captaris helps organizations to grow revenue and increase profits while meeting compliance goals. Through a global distribution network of leading enterprise technology partners, Captaris has installed more than 90,000 systems in 95 countries in companies of all sizes, including the entire Fortune 100.

           Captaris is headquartered in Bellevue, Wash., and has main offices in Tucson, Ariz., Portland, Ore., Englewood, Colo., Calgary, Canada, and European headquarters in Nieuwegein, Netherlands. In addition, Captaris has sales and support offices in the United Kingdom, Germany, Hong Kong, Australia and Dubai. The Company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

           Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding  the Company’s expected revenue and earnings for the second quarter ended June 30, 2005 and for the year ended December 31, 2005. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward- looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, unpredictable exchange rate fluctuations, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

           NOTE:  Captaris products Alchemy, Interchange, RightFax and Captaris Workflow are trademarks of Captaris. All other Company, brand and product names are the property and/or trademarks of their respective companies.

SOURCE:  Captaris, Inc.
07/25/2005
/CONTACT:  Investors, Melanie Canto, +1-425-638-4048, or InvestorRelations@Captaris.com, or Editorial, Dan Lucarini,
+1-303-930-4405, or DanLucarini@Captaris.com, both of Captaris, Inc./
/Web site: http://www.captaris.com /